KENTUCKY ELECTRIC STEEL, INC.
	EXECUTIVE SEVERANCE PLAN


		The Kentucky Electric Steel, Inc. Executive Severance Plan (the "Plan"), effective June 7, 1994, is a Plan which provides eligible Executives of Kentucky Electric Steel, Inc. (the "Company") with certain benefits if the individual's employment with the Company is terminated under defined circumstances. The details and purpose of the Plan are more fully explained below.

		Section 1.  PURPOSE

		The purpose of the Plan is to reduce an Executive's concerns about the disruption of income and certain benefits due to the possibility of unexpected job loss in the event of a termination of employment, without cause (as defined as any termination of employment other than for death, disability, retirement or for "Cause"), by the Company. It is important that each Executive be able to focus his or her full attention and energy toward the goals and objectives of the Company at all times without such concern.

		Section 2.  ADMINISTRATION

		Kentucky Electric Steel, Inc. shall be the Plan Administrator. Any determinations made by the President and CEO and/or the Board of Directors of the Company in carrying out, administering, or interpreting this Plan shall be final and binding for all purposes and upon all interested persons and their heirs, successors, and personal representatives. All costs associated with the Plan shall be borne by the Company.

		Section 3.  ELIGIBILITY

		Executives in the following positions are eligible for coverage under the Plan:

		President and Chief Executive Officer
		Vice President, Administration
		Vice President, Secretary, Treasurer and Chief
			Financial Officer
		Vice President, Sales and Marketing

		Section 4.  CONDITIONS FOR BENEFIT PAYMENTS

		An Executive shall be eligible for benefits under this Plan if his or her employment is terminated by the Company for any reason other than for death, disability, retirement, resignation or for "Cause," but only as long as the Executive complies with the covenants under Sections 6 and 7. For the purpose of this Plan, "Cause" shall mean (i) an act or acts of dishonesty on the Executive's part which are intended to result in the Executive's substantial personal enrichment at the expense of the Company or (ii) any material violation by the Elective and his duties or responsibilities which is demonstrably willful and deliberate on the Executive's part and which results in material injury to the Company.

		Section 5.  AMOUNT OF BENEFITS

		A.	In return for the Executive's covenants under
Sections 6 and 7, he shall be entitled to be paid on a continuing basis, at the intervals already established by the Company, an amount equal to his or her regular base salary at the time of severance from the Company, for the Relevant Number of Years (as defined in Section 6) following his or her termination of employment.

		B.	The Executive shall be eligible to receive a Prorata
Share of any incentive bonus plan compensation earned but not yet paid. "Prorata Share" shall be equal to a fraction, the numerator of which is the number of days of the bonus period in question the Executive worked as an active employee of the Company and in denominator of which is the actual number of days in the bonus period in question. The payment of any Prorata Share will be made after the end of the bonus period when the incentive bonus payment would normally be made to Executive had his or her employment continued.

		C.	At the sole expense of the Company, the Executive
shall be entitled to the continuation of his or her medical, dental, group life insurance and Long Term Disability insurance benefits for the earlier of (i) twelve (12) months following participant's termination of employment of (ii) until receipt of equivalent benefits from a new employer.

		D.	Pay an amount equal to the value of all vacation
earned but not used by the Executive.

		E.	The Executive shall be reimbursed for reasonable
legal fees or expense incurred by the Executive to successfully enforce the payment of Plan benefits within ten (10) business days of providing copies of applicable invoices to the Company.

		F.	Within ten (10) business days of the Executive's
termination of employment, without "Cause," the Company shall provide, at no cost to the participant, individual outside assistance in finding other employment. Such obligation may be fulfilled by the Company through the retention of an executive outplacement service for use by the participant.

		Section 6.  COVENANT NOT TO COMPETE AND CONSULTATION

		A.	For the Relevant Number of Years (as defined below)
after the termination of the Executive's employment hereunder for any reason, the Executive shall not engage or attempt to engage on his own behalf or on behalf of a third party, in any "Competitive Activity" and shall make himself available for reasonable consultation services with the Company. The term "Competitive Activity" shall mean participation by the Executive, without the written consent of the Board of Directors of the Company, in the management of any business operation of any enterprise if such operation (a "Competitive Operation") engages in substantial and direct competition with any business operation activity conducted by the Company or its subsidiaries at the time of the termination of the Executive's employment. A business operation shall be considered a Competitive Operation if such business operation's sales of any product or service competitive with any product or service of the Company amounts to thirty percent (30%) of that business operation's total sales and if the Company's sales of said product or service of its comparable business operation amounts to thirty percent (30%) of the Company's total sales. "Competitive Activity" shall not include (i) the mere ownership of securities in any enterprise, or (ii) participation in the management of any enterprise or any business operation thereof other than in connection with a Competitive Operation of such enterprise. Without limiting the generality of the foregoing, Competitive Activity shall include becoming employed by or associated with, Stelco-McMaster Ltd., Slater Steels or Atlantic Steel Industries, Inc.

		The term "Relevant Number of Years" shall be determined as follows:

		For the:				Relevant Number of Years

		President and				     3
		Chief Executive Officer

		Vice President, Administration	     2

		Vice President, Secretary,
		Treasury and Chief Financial Officer     2

		Vice President, Sales and Marketing	     2

		B.	If the restrictions set forth in the preceding
paragraph or any part thereof should, for any reason whatsoever, be declared invalid by a court of competent jurisdiction, the validity or enforceability of the remainder of such restriction shall not thereby be adversely affected. By accepting severance payment, the Executive agrees that the foregoing territorial and time limitations are reasonable and properly required for the adequate protection of the business of the Company and that in the event that any such territorial or time limitation is deemed to be unreasonable by a court of competent jurisdiction, then the Executive also agrees and submits to the reduction of either said territorial or time limitation to such an area or period as said court shall deem reasonable. In the event that the Executive shall be in violation of the aforementioned restrictive covenants, then the time limitation thereof shall be extended for a period of time equal to the period of time during which such breach or breaches should occur.

		Section 7.  CONFIDENTIAL INFORMATION

		The Executive agrees, by acceptance of the benefits provided in Section 5 hereof, to protect all confidential information concerning the business activities of the Company which were acquired in connection with or as a result of the performance of service for the Company.

		Section 8.  CLAIMS PROCEDURE

		A.	If any participant believes that he or she is
entitled to benefits provided under the Plan and has not received such benefits within the time prescribed by the Plan, such participant may submit a written claim for payment of such benefits to the Company. If such claim for benefits is wholly or partially denied, the Company shall within thirty (30) business days after receipt of the claim, notify the participant of the denial of the claim. Such notice of denial (i) shall be in writing, (ii) shall be written in a manner calculated to be understood by the participant, and (iii) shall contain
(a) the specific reason or reasons for denial of the claim, (b) a specific reference to the pertinent Plan provisions upon which the denial is based, (c) a description of any additional material or information necessary to perfect the claim, along with an explanation of why such material or information is necessary, and (d) an explanation of the claim review procedure, in accordance with the provisions of this Section 8.

		B.	Within sixty (60) business days after the receipt by
the participant of a written notice of denial of the claim, or such later time as shall be deemed reasonable taking into account the nature of the benefit subject to the claim and any other attendant circumstances, the participant may file a written request with the Company that it conduct a full and fair review of the denial of the claim for benefits. As a part of such full and fair review, the participant (or such participant's duly authorized representative) may review and photocopy pertinent documents (including but not limited to the participant's personal history file) and submit issues and comments to the Company in writing. The Company shall make its determination in accordance with the documents governing the Plan insofar as such documents are consistent with the provisions of the Employee Retirement Income Security Act of 1974 (herein "ERISA").

		The Company shall promptly deliver to the participant its written decision on the claim (in no event later than thirty (30) business days after the receipt of the aforementioned request for review, except that if there are special circumstances (such as a conference with the participant or his or her representative) which require an extension of time, the aforementioned thirty (30) business day period shall be extended to a reasonable period of time not to exceed sixty (60) business days). Such decision shall (i) be written in a manner calculated to be understood by the participant, (ii) include the specific reason or reasons for the decision, and (iii) contain a specific reference to the pertinent Plan provisions upon which the decision is based. If the decision on review is not furnished within the time prescribed by this Section 8, the claim shall be deemed granted on review.

		Section 9.  AMENDMENTS AND TERMINATION

		The right is reserved by the Board of Directors of the Company to amend or terminate the Plan; however, no such amendment or termination shall be made after a Change of Control or in connection with negotiations with a third party resulting in a Change of Control. The term "Change of Control" shall mean (i) the consummation of (A) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company's Common Stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company's Common Stock immediately prior to the merger have substantially the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (B) any sale, lease, exchange or transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company, or
(ii) the approval by the shareholders of the Company of any plan or proposal for the liquidation or dissolution of the Company, other than in connection with a bankruptcy or reorganization proceeding of the Company under applicable federal or state bankruptcy laws, or (iii) any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), other than the Company or a subsidiary thereof or any employee benefit plan sponsored by the Company or a subsidiary thereof, becoming the beneficial owner (within the meaning of Rule 13d-3 under the Exchange
Act) of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities ordinarily (and apart from rights accruing in special circumstances) having the right to vote in the election of directors, as a result of a tender or exchange offer, open market purchases, privately-negotiated purchases or otherwise, or (iv) at any time during a period of two (2) consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company ceasing for any reason to constitute at least a majority thereof, unless the election or the nomination for election by the Company's shareholders of each new director during such two-year period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such two-year period. Unless there has been a Change of Control or unless there are negotiations relating to a possible Change of Control, the Plan shall terminate one (1) year after its adoption unless the Board of Directors of the Company extends it prior thereto.

		Section 10.  RIGHTS UNDER OTHER PLANS AND POLICIES

		The benefits payable hereunder are in addition to any other benefits to which the participant may be entitled to under any other plan or contract with the Company.

		Section 11.  NO MITIGATION REQUIRED

		Executive shall not be required to mitigate the amount provided for in Section 5 hereof by seeking other employment or otherwise, nor shall the amount of any payment provided for in Section 5 hereof be reduced by any compensation earned by Executive as the result of employment by another employer after the date of Termination, or otherwise.

		Section 12.  SUCCESSORS BINDING AGREEMENT

		A.	The Company will require any successor (whether
direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to eligible participants, expressly to assume and agree to provide benefits pursuant to this Plan in the same manner and to the same extent that the Company would be required to perform its obligations under the Plan if no such succession had taken place. Failure of the Company to obtain such an agreement prior to the effectiveness of any such succession shall be a violation of this Plan and shall entitle eligible participants to compensation from the company in the same amount and on the same terms as the participant would be entitled pursuant to Section 5, except that for the purpose of implementing the foregoing, the date on which any succession becomes effective shall be deemed the date of the participant's termination of employment without "Cause."

		B.	This Plan shall inure to the benefits of and be
enforceable by a participant's personal or legal representatives, executors, successors, administrators, heirs, distributees, devisees, and legatees. If a participant should die while any amounts would still be payable to him or her hereunder if he or she had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to such participant's devisee, legatee, or other designee or, if there be so such designee, to his or her estate.

		Section 13.  WITHHOLDING TAXES

		The Company is authorized to withhold any tax required to be withheld from the amounts payable to a participant pursuant to this Plan which are considered taxable compensation to the participant.

		Section 14.  LAWS

		This Plan shall be governed by the laws of the State of Kentucky.

	    Section 15.  NOTICE

		All notices under this Agreement shall be made in writing and shall be duly sent if sent by registered mail or certified mail to the respective parties' address shown hereinabove or such other address as the parties may hereafter designate in writing for such purpose.

		Section 16.  CAPTIONS AND TITLES

		Captions and titles have been used in this Agreement only for convenience, and in no way define, limit or describe the meaning of this Agreement or any part thereof.

		IN WITNESS WHEREOF, the Plan is adopted and effective immediately on the day and year first above written.

					KENTUCKY ELECTRIC STEEL, INC.

				    By:  /s/  Charles C. Hanebuth     6/7/94